Exhibit 99.1
MISTRAS GROUP ANNOUNCES NEW EXPANDED CREDIT AGREEMENT AND IMPROVED DEBT REFINANCING
•Upsizes available liquidity, with an increase in borrowing capacity of approximately $100 million, to $315 million total
•Immediately lowers the effective credit spread by 25 basis points
•Significantly reduces required quarterly term loan amortization
•Adds covenant flexibility and accelerates timeline to enable acquisitions
PRINCETON JUNCTION, N.J. –AUGUST 1 2022– MISTRAS Group, Inc. (NYSE: MG) – a leading, "one source" multinational provider of integrated technology-enabled asset protection solutions used to maximize the uptime and safety of critical energy, industrial, and public infrastructure – today announced that it and certain of its subsidiaries, as guarantors, have entered into a new credit facility with a syndication of banks, led by JPMorgan Chase Bank, N.A. and with Bank of America, N.A., continuing as Syndication Agent.
The new credit facility consists of $315 million of aggregate credit, including a funded $125 million 5-year Term Loan A and a committed $190 million 5-year revolving facility. The maturity of the new credit agreement is July 30, 2027. The prior credit agreement was set to mature in December 2023.
The new credit facility significantly expands the total committed credit by almost $100 million at closing, which provides the Company with the ability to fund future growth initiatives. The arrangement also includes a significant reduction in required term loan amortization, specifically decreasing the required payments to $1.6 million per quarter for years one and two, $2.3 million per quarter for year three, and $3.1 million per quarter for years four and five. These reduced amounts compare to $5 million per quarter of amortization under the Company’s prior credit agreement.
This credit facility also provides the Company with leverage flexibility by increasing the maximum allowable total funded debt to 4.0 times adjusted EBITDA for the third quarter of 2022 through the second quarter of 2023 measurement periods, with a step down to 3.75 times for the third quarter of 2023 and all periods thereafter. The prior credit agreement had a maximum allowable total funded debt of up to 3.5 times adjusted EBITDA through maturity. The Company also retained a $75 million uncommitted accordion.
“We are very pleased to maintain strong banking relationships with each of the seven premier financial institutions included within our bank syndicate,” said Ed Prajzner, MISTRAS Group Chief Financial Officer (CFO). “Since upsizing our facility in December of 2018 to finance the Company’s Onstream acquisition, we are proud to have repaid nearly $80 million of debt to our bank group, especially during times when many of our end markets were weakened by the impact of the COVID-19 pandemic. This syndication was considerably oversubscribed and

Exhibit 99.1
we are appreciative of our supportive bank group and their willingness to partner with us in creating shareholder value. This new credit agreement provides us with ample liquidity to fund our growth initiatives. And while the reduction of required term loan amortization provides us with additional leverage flexibility, we anticipate further deleveraging as our current capital allocation strategy remains to apply residual free cash flow to debt service.”
“This new financing enables MISTRAS to continue to pursue our strategic initiatives in data solutions and renewable energy, allows us to continue to serve our end markets, and provides the ability to continue winning over new customers and enhancing value to our existing customers,” said Dennis Bertolotti, MISTRAS Group President and Chief Executive Officer (CEO). “This agreement also provides us long-term flexibility to drive growth both organically and potentially via strategic acquisitions, return value to our shareholders, and invest in our employees and infrastructure.”
MISTRAS continues to invest in data solutions, including the OneSuite™ software ecosystem and Sensoria™ Wind Blade Monitor and Insights Web Portal. This new credit agreement provides the Company with the ability to continue to grow and scale these growth initiatives for both near- and long-term success.

About MISTRAS Group, Inc. - One Source for Asset Protection Solutions®
MISTRAS Group, Inc. (NYSE: MG) is a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, helping to maximize the safety and operational uptime for civilization’s most critical industrial and civil assets.
Backed by an innovative, data-driven asset protection portfolio, proprietary technologies, strong commitment to Environmental, Social, and Governance (ESG) initiatives, and a decades-long legacy of industry leadership, MISTRAS leads clients in the oil and gas, aerospace and defense, renewable and nonrenewable power, civil infrastructure, and manufacturing industries towards achieving operational and environmental excellence. By supporting these organizations that help fuel our vehicles and power our society; inspecting components that are trusted for commercial, defense, and space craft; building real-time monitoring equipment to enable safe travel across bridges; and helping to propel sustainability, MISTRAS helps the world at large.
MISTRAS enhances value for its clients by integrating asset protection throughout supply chains and centralizing integrity data through a suite of Industrial IoT-connected digital software and monitoring solutions. The company’s core capabilities also include non-destructive testing field and in-line inspections enhanced by advanced robotics, laboratory quality control and assurance testing, sensing technologies and NDT equipment, asset and mechanical integrity engineering services, and light mechanical maintenance and access services.
For more information about how MISTRAS helps protect civilization’s critical infrastructure and the environment, visit https://www.mistrasgroup.com/.

Exhibit 99.1
MEDIA CONTACT:
Nestor S. Makarigakis
Group Vice-President of Marketing and Communications
+1 (609) 716-4000 | marcom@mistrasgroup.com